Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Meta Platforms, Inc. for the exchange offer, and to the incorporation by reference therein of our reports dated February 2, 2022 with respect to the consolidated financial statements of Meta Platforms, Inc., and the effectiveness of internal control over financial reporting of Meta Platforms, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

November 14, 2022